Exhibit 8(e)

FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is made this 4th day of February, 2005, by and among MERRILL LYNCH VARIABLE SERIES FUNDS, INC., an open-end management investment company organized as a Maryland corporation (the “Fund”), FAM DISTRIBUTORS, INC., a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “Underwriter”), and PACIFIC LIFE INSURANCE COMPANY, a life insurance company currently organized under the laws of the state of California (“Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

     WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (“SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

     WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

     WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and acts as principal underwriter of the shares of the Fund; and

     WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

     WHEREAS, the several series of shares of the Fund offered by the Fund to the Company and the Accounts are set forth on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

     WHEREAS, the Fund has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Shared Fund Exemptive Order”);

     WHEREAS, Merrill Lynch Investment Managers, L.P. (“MLIM”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the Fund’s investment adviser; and

     WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and/or variable annuity contracts (the “Contracts”) funded or to be funded through one or more of the Company’s Separate Accounts as set forth in Schedule A (the “Accounts”); and

     WHEREAS, the Company has registered or will register each Account as a unit investment Fund under the 1940 Act; and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

     NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1
Sale of the Fund Shares

     1.1 Subject to Section 1.3, the Fund shall cause the Underwriter to make Shares available to the Accounts at the most recent net asset value provided to the Company prior to receipt of such purchase order by the Fund (or the Underwriter as its agent), in accordance with the operational procedures mutually agreed to by the Underwriter and the Company from time to time and the provisions of the then current prospectus of the Portfolios. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Directors of the Fund (the “Directors”) may refuse to sell shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

     1.2 Subject to Section 1.3, the Fund will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the most recent net asset value provided to the Company prior to receipt by the Fund (or the Underwriter as its agent) of the request for redemption, as established in accordance with the operational procedures mutually agreed to by the Underwriter and the Company from time to time and the provisions of the then current prospectus of the Portfolios. The Fund shall make payment for such shares in accordance with Section 1.4, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

     1.3 (a) The Company will not aggregate orders received from its Contract holders after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with orders received before Market Close, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after Market Close from being aggregated with orders received before Market Close and to minimize errors that could result in late transmission of orders. Orders received by Company before Market Close will receive that day’s net asset value and Orders received by Company after Market Close will receive the next day’s net asset value.

     (b) The Fund shall accept purchase and redemption orders resulting from investment in and payments under the Contracts on each Business Day, provided that such orders are received prior to 9:30 a.m. Eastern Time, provided that Company shall use its best efforts to send such orders by 9:00 a.m., and reflect instructions received by the Company from Contract holders in good order prior to the time the net asset value of each Portfolio is priced in accordance with the preceding paragraph and the Fund’s prospectus on the prior Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. Purchase and redemption orders shall be provided by the Company in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to the Company and the Underwriter. The Underwriter may reject purchase and redemption orders which are not in the form prescribed in the Fund’s prospectus or statement of additional information. In the event that the Company and the Underwriter agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming with the Underwriter that any communication sent by the Company was in fact received by the Underwriter in proper form and in accordance with the terms of this Agreement. The Fund and its agents shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, the instructions of the of authorized individuals.

     1.4 Purchase orders that are transmitted to the Fund in accordance with Section 1.3 shall be paid for no later than the end of the Business Day after the Fund receives notice of the order. Payments shall be made in federal funds transmitted by wire. In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Underwriter on behalf of the Fund pursuant to Section 1.3 , the Company shall hold the Fund harmless from any losses reasonably sustained by the Fund as the result of acting in reliance on such purchase order. Redemption orders that are transmitted to the Fund in accordance with Section 1.3 shall be paid for no later than the end of the Business Day after the Fund receives notice of the order. Payments shall be made in federal funds transmitted by wire. In the event that the Fund shall fail to pay in a timely manner for any redemption order pursuant to Section 1.3, the Fund and Underwriter shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

     1.5 Issuance and transfer of Shares will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

     1.6 The Fund shall furnish prompt written notice to the Company of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The Fund shall notify the Company in writing of the number of Shares so issued as payment of such dividends and distributions.

     1.7 The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern Time. If the Fund provides materially incorrect share net asset value information, it shall make an adjustment to the number of shares purchased or redeemed for any affected Account to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly in writing upon discovery to the Company. Fund and Underwriter shall hold Company harmless for (i) the costs of producing and mailing corrected transaction confirmations and/or statements; (ii) for any losses incurred by Company by reason of having paid out any claims or redemptions based upon the erroneous NAV provided by the Fund; and (iii) for reasonable costs incurred by Company in connection with Company’s reprocessing its transactions based on the corrected NAV not to exceed $1,000.

     1.8 The Company agrees that it will not take any action to operate an Account as a management investment company under the 1940 Act without the Fund’s and the Underwriter’s prior written consent.

     1.9 The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

     1.10 The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

     1.11 The Underwriter reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Underwriter, in its sole opinion, believes the Company’s Contract holder(s) is engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio (“Market Timing”). The Company agrees to enforce the limitations on the number of transfers as described in Company’s product prospectuses as amended from time to time, and to cooperate with the Underwriter and the Fund to identify and/or review certain large transactions in the Fund and, to provide such relevant information about such transactions to Underwriter as it may reasonably request. In the event Fund and/or Underwriter requests a Contract holder’s identity, Fund and Underwriter agree to execute an agreement to maintain the confidentiality of such information in such form as Company may require in order to meet its confidentiality and privacy policies. Failure of either the Underwriter or the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Underwriter’s rights under this section.

ARTICLE 2
Obligations of the Parties

     2.1 The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund required to be so filed. The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

     2.2 The Underwriter or its designee shall provide the Company, free of charge, with as many copies of the current prospectus and any supplements and stickers thereto, (describing only the Portfolios listed in Schedule B hereto) for the Shares as the Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by such Shares. The Underwriter or its designee shall provide the Company, at the Company’s expense, with as many copies of the current prospectus for the Shares as the Company may reasonably require for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Underwriter or its designee shall provide such documentation (including a “camera ready” copy of the new prospectus as set in type or, at the request of the Company, a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Shares conform to the Company’s Contract prospectuses or related materials; the expenses of such printing to be borne by Fund for cost of printing copies for existing Contract owners and by the Company for any additional copies, provided however that Fund shall not be required to pay more for the cost of prospectuses (and supplements and stickers thereto) than it would have paid had the Fund printed the copies for Contract owners itself. In the event that the Company requests that the Underwriter or its designee provide the prospectus in a “camera ready” or diskette format, the Underwriter shall be responsible solely for providing the prospectus in the format in which it is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format, and the Company shall bear the expense of adjusting or changing the format to conform with any of its Contract prospectuses or related materials. In addition, the Underwriter shall provide Company with a copy of the prospectus (and any supplements and stickers thereto) in pdf format.

     2.3 The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Fund or its designee. The Fund or its designee, at its expense, shall print and provide such statement of additional information, and any supplements and stickers thereto, to the Company for distribution to any owner of a Contract funded by the Shares. The Fund or its designee, shall at the Company’s direction and expense, print and provide such statement of additional information, and any supplements and stickers thereto, to the Company (or a master of such statement suitable for duplication by the Company) for distribution to a prospective purchaser who requests such statement. In addition, the Underwriter shall provide Company with a copy of the statement of additional information and any supplements and stickers, thereto, in pdf format.

     2.4 The Underwriter or its designee shall provide the Company free of charge copies, if and to the extent applicable to the Shares, of the Fund’s proxy materials, reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require for distribution to Contract owners.

     2.5 With respect to any prospectus, shareholder report or proxy solicitation materials that concern solely the Fund and no other investment vehicle funding the Accounts, the Fund shall pay for the Company’s postage costs in connection with mailing such materials to existing Contract owners and the cost of proxy solicitation and tabulation (including cost of a proxy solicitation company). With respect to any prospectus, shareholder report or proxy solicitation materials that concern the Fund together with other investment vehicles funding the Accounts, the Fund shall pay a proportionate amount of the Company’s postage, proxy or other costs, based on the percentage of such Account’s overall assets that are invested in the Fund, in connection with mailing such materials to existing Contract owners.

     2.6 The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of language that would be used in any prospectus for the Contracts or statement of additional information for the Contracts in which the Fund, the Underwriter or MLIM (“Fund Parties”) is named prior to the filing of such document with the SEC. Upon request, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund, the Underwriter or MLIM is named, at least ten Business Days prior to its use. No such Fund-related information contained in a prospectus, statement of additional information or material shall be used if any of the Fund Parties reasonably objects to such use in writing.

     2.7 At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee copies of the following reports:

(a)	the Company’s annual financial report (prepared under generally accepted accounting principles (“GAAP”, if any);

(b)	the Company’s quarterly statements, if any;

(c)	any financial statement, proxy statement, notice or report of the
Company sent to policyholders;

(d)	any registration statement (without exhibits) for a variable life insurance product that offers the Fund as an underlying investment option and financial reports of the related Separate Account of Company filed with any state insurance regulator.

     2.8 The Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or the Adviser in connection with the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Fund, Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter, except with the written permission of the Fund or Underwriter.

     2.9 Neither the Fund nor the Underwriter shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company.

     2.10 The Company shall register and qualify the Contracts for sale to the extent required by applicable law. The Company shall amend the registration statement of the Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

     2.11 Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract holders: (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Fund; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Contract or Contract holders are received, as well as Shares held by the Account that are owned by the Company for their general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

ARTICLE 3
Representations and Warranties

     3.1 The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of California and has established each Account as a separate account under such law.

     3.2 The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment Fund in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the

1933 Act prior to any issuance or sale of the Contracts; the Contracts will be issued in compliance in all material respects with all applicable federal and state laws.

     3.3 The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”). The Company shall make every effort to maintain such treatment and shall notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

     3.4 The Company hereby certifies that it will establish and maintain an anti-money laundering (“AML”) program that will include written policies, procedures and internal controls reasonably designed to identify its Contract holders and will undertake appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (the “Patriot Act”), when such regulations are promulgated by the U.S. Treasury Department. The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act. The Company agrees to provide the Underwriter with such information as it may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable the Underwriter to fulfill its obligations under the Patriot Act, and, upon its request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto. Upon filing such a notice the Company agrees to forward a copy to the Underwriter, and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.

     3.5 The Fund and Underwriter each represents and warrants that:

(i)	the Portfolios are currently qualified and will remain qualified as, and the Portfolios have elected and will continue such election for each Designated Portfolio to be taxed as, a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Portfolios will take all steps necessary to maintain such qualification of each Portfolio and that it will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future;

(ii)	the Fund currently and will at all time complies with the requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and that the Fund will take all steps necessary to maintain each Portfolio’s compliance with such requirements, and that it will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that a Portfolio might not so qualify in the future;

(iii)	the Fund currently complies with and will comply in all material respects with all applicable federal and state laws and regulations and that it will perform its obligations for the Fund and the Company in compliance with the laws and regulations of its state of domicile and any applicable state and federal laws and regulations;

(iv)	the Fund does and will comply in all material respects with the 1940 Act and will operate in material compliance therewith;

(v)	that the Fund shall be managed in accordance with its investment objective(s), investment strategies, and investment restrictions as described in the Fund’s registration statement as amended or supplemented from time to time;

(vi)	that the Fund is registered as an open-end management investment company under the 1940 Act, and that the shares of the Funds are registered and that such registration will be maintained under the 1933 Act and the regulations thereunder, and that the shares of the Funds have been and will be issued in compliance with all applicable federal and state laws and regulations, and that Fund shall amend the registration statement for the Shares of the Fund under the 1933 Act and 1940 Act from time to time as required in order to effect the continuous offering of such shares;

(vii)	that the Fund is and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount no less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Fund will notify the Company immediately upon having a reasonable basis for believing that the Fund no longer has the coverage required by this Section 2.1;

(viii)	that the Fund is lawfully organized and is validly existing under the laws of the State of Maryland;

(ix)	neither the Fund, the Adviser, the Underwriter nor any of their affiliates, shall use any trademark, trade name, service mark or logo of the Company or any of its affiliates, or any variation of any such trademark, trade name, service mark or logo, without the prior written consent of the Company, as applicable, the granting of which shall be at that party’s sole option and subject to such quality control and other specifications and requirements as the Company, as applicable, shall specify.

     3.7 Underwriter represents and warrants:

(i)	that shares of the Fund (a) shall be offered and sold in compliance with applicable state and federal securities laws, (b) are offered and sold only to Participating Insurance Companies and their separate accounts and to persons or plans that qualify to purchase shares of the Fund under Section 817(h) of the Code and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Fund as constituting investments of the Account for the purpose of satisfying the diversification requirements of Section 817(h) (“Qualified Persons”), and (c) are registered and qualified for sale in accordance with the laws of the various states to the extent required by applicable law. The Underwriter represents and warrants that shares of the Fund will not be sold to any insurance company, separate account or otherwise, unless such party agrees in writing to provisions substantially identical to those contained in this Agreement governing such sales, and that shares of the Fund will not be offered to the general public, and that all sales will comply with applicable law and regulation, including NASD, Inc.; and

(ii)	that it is registered as a broker-dealer with the SEC and that it is a member in good standing of the NASD, Inc. The Underwriter further represents and warrants that it will sell shares of the fund in accordance with applicable state and federal laws in all material respects, and with the rules of the NASD, Inc.

ARTICLE 4
Potential Conflicts

     4.1 The parties acknowledge that the Fund’s Shares may be made available for investment to other Participating Insurance Companies. In such event, the Directors of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.

     4.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Shared Fund Exemptive Order by providing the Directors with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

     4.3 If it is determined by a majority of the Directors, or a majority of the Fund’s Directors who are not affiliated with the Adviser or the Underwriter (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contracts owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

     4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within 30 days after the Fund gives written notice that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Shared Fund Exemptive Order. Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

     4.5 If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within 30 days after the Fund informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

     4.6 For purposes of section 4.3 through 4.6 of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of

Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within 30 days after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

     4.7 Upon request, the Company shall submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Shared Fund Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

     4.8 If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Shared Fund Exemptive Order) on terms and conditions materially different from those contained in the application for the Shared Fund Exemptive Order, or (b) the Shared Fund Exemptive Order is granted on terms and conditions that differ from those set forth in this Article 4, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Shared Fund Exemptive Order, as the case may be.

ARTICLE 5
Indemnification

     5.1 The Company agrees to indemnify and hold harmless the Fund Parties and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

          (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the prospectuses for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund or Underwriter for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

          (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

          (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund or Underwriter by or on behalf of the Company; or

          (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

          (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

     5.2 The Underwriter and the Fund agree to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or other wise, insofar as such Losses:

          (a) arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Fund (or any amendment or supplement thereto) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any

Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

          (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or Shares; or

          (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties; or

          (d) arise out of or result from any failure by the Underwriter or the Fund to provide the services or furnish the materials required under the terms of this Agreement; or

          (e) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter or the Fund.

     5.3 Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

     5.4 Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

     5.5 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE 6
Termination

     6.1 This Agreement may be terminated by either party for any reason by sixty (60) days’ advance written notice delivered to the other party.

     6.2 This Agreement may be terminated at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

     6.3 This Agreement may be terminated at the option of the Fund or the Underwriter if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify.

     6.4 This Agreement may be terminated by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition, (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, or (3) the Company breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach.

     6.5 This Agreement may be terminated at the option of the Company if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a “Regulated Investment Company” under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code, or (B) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (2) the Fund or Underwriter breaches any obligation under this

Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice in writing to the Fund or the Underwriter from the Company of such breach.

     6.6 Notwithstanding any termination of this Agreement, the Fund will, upon the mutual agreement of the parties hereto, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if the Fund and Underwriter so agree to make additional Shares available, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

     6.7 In the event of a termination of this Agreement pursuant to this Article 6, the Fund and the Underwriter shall promptly notify the Company in writing whether the Underwriter and the Fund will continue to make Shares available after such termination; if the Underwriter and the Fund will continue to make Shares so available, the provisions of this Agreement shall remain in effect except for Section 6.1 and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 6.7 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

     6.8 The provisions of Article 5 shall survive the termination of this Agreement, and the provisions of Articles 2 and 4 shall survive the termination of this Agreement as long as shares of the Fund are held on behalf of Contract owners in accordance with Section 6.7.

ARTICLE 7
Notices

     Any notice shall be sufficiently given when sent by registered or certified mail, or via hand delivery or express mail service which requires a signature for delivery, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

     If to the Fund or the Underwriter:

Merrill Lynch Variable Series Funds, Inc.
c/o FAM Distributors, Inc.
800 Scudders Mill Road
Plainsboro, NJ 08536
Attention: General Counsel

     If to the Company:

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA 92660
Attention: General Counsel

ARTICLE 8
Miscellaneous

     8.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     8.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

     8.5 The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

     8.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     8.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

     8.8 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

     8.9 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other parties.

     8.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris

Name:	James T. Morris

Title:	EVP

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Jane M. Guon

Name:	Jane M. Guon

Title:	Assistant Secretary

MERRILL LYNCH VARIABLE SERIES FUNDS, INC. (DRM)

By:	/s/ Kevin J. McKenna

Name:	Kevin J. McKenna

Title:	Senior Vice President

FAM DISTRIBUTORS, INC.

By:	/s/ Andrew J. Donohue

Name:	Andrew J. Donohue

Title:	President & Director

Schedule A

Separate Accounts of PACIFIC LIFE INSURANCE COMPANY
Participating in Portfolios of Merrill Lynch Variable Series Funds, Inc.

Pacific Select Exec Separate Account
Pacific COLI Separate Account
Pacific COLI Separate Account II
Pacific COLI Separate Account III

Schedule B

Portfolios and Classes of Merrill Lynch Variable Series Funds, Inc.
Offered to Separate Accounts of PACIFIC LIFE INSURANCE COMPANY

All Share Classes of the following Funds:

Merrill Lynch Basic Value V.I. Fund

Merrill Lynch Global Allocation V.I. Fund

Underwriter agrees to pay to Company the relevant Rule 12b-1 fee for the applicable class of shares as described in the Fund’s prospectus and Rule 12b-1 Plan.

AMENDMENT ONE TO FUND PARTICIPATION AGREEMENT
Effective June 22, 2007
     Pacific Life Insurance Company (the “Company”) has entered into a Fund Participation Agreement dated February 4, 2005 (the “Agreement”), with FAM Variable Series Funds, Inc. (the “Fund”) and FAM Distributors, Inc. regarding the provision to purchase shares in one more of the Portfolios on behalf of segregated accounts to fund certain variable life insurance policies and/or variable annuity contacts funded or to be funded through one or more of the accounts.
     The parties to the Agreement hereby agree to amend the Agreement as follows:
1.	Fund
References to “FAM Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”
2.	Underwriter
BlackRock Distributors, Inc., a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and a member in good standing of the National Association of Securities Dealers, Inc., will act as principal underwriter of the shares of the Fund under the Agreement. References to “FAM Distributors, Inc.” or “Distributors” shall mean “BlackRock Distributors, Inc.” Effective September 29, 2006 (the “Effective Date”) BlackRock Distributors, Inc. assumed all of FAM Distributor’s rights, duties and obligations arising under the Agreement. Company hereby expressly and absolutely releases FAM Distributors, Inc. from all of its respective duties and obligations arising under the Agreement on or after the Effective Date.
3.	Investment Advisor
References to “Merrill Lynch Asset Management, L.P.” and “MLAM” shall mean “BlackRock Advisors, LLC.”
4.       In Article 7 of the Agreement, the information for the Fund or the Underwriter is hereby deleted and replaced with the following:
If to BlackRock Variable Series Funds, Inc., addressed to:
Robert Connolly
General Counsel
BlackRock Variable Series Funds, Inc.
40 East 52nd Street
New York, NY 10022
If to BlackRock Distributors, Inc., addressed to:
Bruno DiStefano
BlackRock Distributors, Inc.
760 Moore Road
King of Prussia, PA 19406

1

5.	Schedule B is deleted and replaced with the following:
Schedule B
Portfolios of BlackRock Variable Series Funds, Inc.
Offered to Accounts of Pacific Life & Annuity Company
BlackRock Basic Value V.I. Fund (formerly Mercury Basic Value V.I. Fund, previously Merrill Lynch Basic Value Focus Fund): Class III
BlackRock Global Allocation V.I. Fund (formerly Mercury Global Allocation V.I. Fund, previously Merrill Lynch Global Allocation V.I. Fund): Class III
The Fund will direct BlackRock Distributors, Inc. to pay the Company a Distribution 12b-1 fee of up to .25% of the net asset value of the Class III shares of each Portfolio in accordance with the Distribution Plan as described in the Fund’s prospectus.
     To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as of the day and year first above written.

Pacific Life Insurance Company		BlackRock Variable Series Funds, Inc.

Signature:	/s/ James T. Morris	Signature:

Name: James T. Morris		Name:

Title: President and CEO		Title:

Date: June 22, 2007

Black Rock Distributors, Inc.		FAM Distributors, Inc.

Signature:	/s/ Bruno Di Stefano	Signature:	/s/ Adam Lantz

Name: Bruno Di Stefano		Name: Adam Lantz

Title: VP		Title: Secretary

2

AMENDMENT TWO TO FUND PARTICIPATION AGREEMENT
Effective March 31, 2008
Pacific Life Insurance Company (the “Company”) has entered into a Fund Participation Agreement dated February 4, 2005 (the “Agreement”), with Merrill Lynch Variable Series Funds, Inc. (now named BlackRock Variable Series Funds, Inc.)(the “Fund”) and FAM Distributors, Inc. as amended June 22, 2007 (“Amendment No. 1”) regarding the provision to purchase shares in one more of the Portfolios on behalf of segregated accounts to fund certain variable life insurance policies and/or variable annuity contacts funded or to be funded through one or more of the accounts. The rights and obligations of FAM Distributors, Inc. under the Fund Participation Agreement was assigned to BlackRock Distributors, Inc. in Amendment No. 1.
The parties to the Agreement hereby agree to amend the Agreement as follows:
1. SCHEDULE A is deleted in its entirety and replaced with the following Schedule A:
SCHEDULE A
Separate Accounts and Associated Variable Life Contracts
Participating in Portfolios of BlackRock Variable Series Funds, Inc.

Name of Separate Account and Date	Policies/Contracts Funded By Separate
Established by Board of Directors	Account

Pacific Select Exec
Pacific Select Exec Separate Account	Pacific Select Exec II
May 12, 1988	Pacific Select Exec III
Pacific Select Exec IV
Pacific Select Choice
Pacific Select Estate Preserver
Pacific Select Estate Preserver II
Pacific Select Estate Preserver III
Pacific Select Estate Preserver IV
Pacific Select Estate Preserver V
Pacific Select Estate Preserver VI
Pacific Select Estate Maximizer
Pacific Select Performer 500
M’s Versatile Product
M’s Versatile Product — VI
M’s Versatile Product — VII
M’s Versatile Product — Survivorship
M’s Versatile Product — Survivorship II
Pacific Select Accumulator

Pacific COLI Separate Account
July 17, 1992	Custom COLI
Custom COLI Rider

Name of Separate Account and Date	Policies/Contracts Funded By Separate
Established by Board of Directors	Account

Custom COLI II
Pacific COLI II Separate Account	Custom COLI IV
October 12, 1998

Custom COLI III
Pacific COLI III Separate Account October 12, 1998	Custom COLI V

Diversified Fixed Investment Variable Account	Custom COLI Rider
September 25, 1996

Separate Account I of Pacific Life Insurance	Magnastar
Company August 9, 2007

Pacific COLI Separate Account IV of Pacific Life	Custom COLI VI
Insurance Company

Pacific COLI Separate Account V of Pacific Life	Custom COLI VII
Insurance Company
Separate Accounts and Associated Variable Annuity Contracts
Participating in Portfolios of BlackRock Variable Series Funds, Inc.

Name of Separate Account and Date	Policies/Contracts Funded By Separate
Established by Board of Directors	Account

Separate Account A of Pacific Life	Pacific One Select
Insurance Company September 7, 1994	Pacific One
Odyssey
Innovations Select
Innovations
Portfolios
Portfolios for Chase
Value
Voyages
Explorer
Journey
Value Edge

Pacific Select Variable Annuity Separate	PSVA
Account of Pacific Life Insurance Company
November 30, 1989

2. Schedule B is deleted in its entirety and replaced with the following:
Schedule B
All Portfolios and share classes of BlackRock Variable Series Funds, Inc.
BlackRock Balanced Capital V.I. Fund
BlackRock Basic Value V.I. Fund
BlackRock Fundamental Growth V.I. Fund
BlackRock Global Allocation V.I. Fund
BlackRock Global Growth V.I. Fund
BlackRock Government Income V.I. Fund
BlackRock High Income V.I. Fund
BlackRock International Value V.I. Fund
BlackRock Large Cap Core V.I. Fund
BlackRock Large Cap Growth V.I. Fund
BlackRock Large Cap Value V.I. Fund
BlackRock Money Market V.I. Fund
BlackRock S&P 500 Index V.I. Fund
BlackRock Total Return V.I. Fund
BlackRock Utilities and Telecommunications V.I. Fund
BlackRock Value Opportunities V.I. Fund
The Fund will direct BlackRock Distributors, Inc. to pay the Company a Distribution 12b-1 fee of up to .25% of the net asset value of the Class III shares of each Portfolio in accordance with the Distribution Plan as described in the Fund’s prospectus.
To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

BlackRock Distributors, Inc.		Pacific Life Insurance Company

Signature:	/s/ Bruno Di Stefano	Signature:	/s/ James T. Morris

Name:	Bruno Di Stefano	Name:	James T. Morris
Title:	VP	Title:	President and Chief Executive Officer

BlackRock Variable Series Funds, Inc.
		By:	/s/ Audrey L. Milfs

Signature:	/s/ Donald Burke	Attest:	Audrey L. Milfs

Name:	Donald Burke	Title:	Corporate Secretary
Title:	Fund President